                                                                   Exhibit 10.12


                  SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT


                    Cedel Global Services, societe anonyme

                                      and

                              TIBCO Software Inc.


[ * ] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
        SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                               Table of Contents

I.         Definitions....................................................   5
II.        Scope of Services..............................................   7
III.       Taxes..........................................................   8
IV.        Title..........................................................   8
           A. CGS Applications:...........................................   8
           B. Generic Business Applications:..............................   9
           C. Generic Technical Applications:.............................   9
V.         License........................................................   9
VI.        Marketing of Products and Royalties............................  10
VII.       Termination....................................................  11
VIII.      Warranties.....................................................  13
IX.        Non-Solicitation of Employees and Non-Competition..............  14
X.         Compliance With Law............................................  15
XI.        Applicable Law.................................................  16
XII.       Dispute Resolution.............................................  16
XIII.      Proprietary Rights Indemnity...................................  17
XIV.       General Indemnity..............................................  18
XV.        Insurance......................................................  18
XVI.       Limitation of Liability........................................  18
XVII.      Force Majeure..................................................  18
XVIII.     Confidentiality................................................  19
XIX.       Notices........................................................  20
XX.        Assignment.....................................................  20
XXI.       General........................................................  20
Exhibit A: Existing Software.... .........................................  24
Exhibit B: Capital Market Services
           of Cedel International and its subsidiaries....................  25
Exhibit C: TIBCO Standard Provisions for Maintenance and Support..........  26
I.         Coverage.......................................................  26
II.        Description of Software Maintenance............................  26
           A. Access to TIBCO Support Centers in London and Palo Alto.....  26
           B. Remedial Maintenance........................................  26
           C. Software Updates and Enhancements...........................  27
III.       On-Site Support................................................  28
IV.        Per Call Support...............................................  29
V.         Time and Materials Services....................................  29
           A. For Non-TIBCO Problems......................................  29
           B. For Non-TIBCO Software......................................  29
VI.        Access.........................................................  29
VII.       Problem Reporting and Tracking Procedures......................  30
VIII.      Payment........................................................  30
IX.        Support Agreement Number.......................................  30
Exhibit D: Contract Coordination Procedures...............................  31
1.         Organization...................................................  31
           1.1  CGS Contract Representatives..............................  31


          1.2  TIBCO Contract Representatives..............................  31
          1.3  Work Order Managers.........................................  31
          1.4  Production and Maintenance Managers.........................  32
          1.5  Management Arbitration Board................................  32
          1.6  Work Order Organization.....................................  32
2.       Correspondence....................................................  33
          2.1   General Procedures.........................................  33
          2.2   Addresses..................................................  33
3.       Meetings..........................................................  34
          3.1   Progress Meetings..........................................  34
          3.2   Contract Commitments.......................................  34
          3.3   Work Order Progress/Technical Review Meetings..............  34
4.       Reporting.........................................................  34
          4.1   Methodologies and Reporting................................  34
5.       Travel............................................................  34
          5.1   Visits to Europe by TIBCO Personnel........................  34
          5.2   Visits to Palo Alto by CGS Personnel.......................  35
          5.3   Long Term Assignments......................................  35
6.       Work Order Proposals..............................................  35
          6.1   Origination................................................  35
          6.2   Request for Work Order Proposal............................  35
          6.3   Submission of Work Order Proposals.........................  36
          6.4   Approval  of Work Order Proposals..........................  37
7.       Work Order Management.............................................  37
          7.1   Initiation.................................................  37
          7.2   Quality Management.........................................  37
          7.3   Work Order Change Management...............................  38
          7.4   Work Order Acceptance......................................  38
          7.5   Training...................................................  39
          7.6   Documentation..............................................  39
8.       Invoicing.........................................................  40
          8.1   General....................................................  40
          8.2   License Fees and Maintenance...............................  40
          8.3   Work Order Invoices........................................  40
9.0 Administrative Charges.................................................  41
Exhibit E:      Contract Price.............................................  42
Schedule 1:     License Fees...............................................  42
Schedule 2:     Maintenance Fees...........................................  42
          2.1   Base Fees..................................................  42
          2.2   Maintenance Fee Escalation.................................  43
Schedule 3.     CGS Funded Development Projects............................  43
          3.1   Work Orders................................................  43
          3.2   Time & Materials [T&M].....................................  44
          3.3   Charges Plus a Fixed Profit Work Orders [CPFP].............  45
          3.4   Adjusted Charges Work Orders [AC]..........................  45
          3.5   Total Estimated Charge.....................................  45


     3.6     Fixed Price  Work Orders [FP]..............................  46
     3.7     Rate Escalation............................................  46
     3.8     Equipment Purchase Through Work Orders.....................  46
     3.9     Expense Policy.............................................  47
Schedule 4.  Payment....................................................  48
Exhibit F:   Work Order Procedures......................................  49
Exhibit G:   Protected Jurisdictions....................................  50
Exhibit H:   TIBCO Shrink Wrap End User License Agreement...............  51
Exhibit I:   Year 2000 Warranty.........................................  52
Exhibit J:   Individual Confidentiality Agreement.......................  55

                  SOFTWARE LICENSE AND DEVELOPMENT AGREEMENT


      THIS AGREEMENT ("Agreement") is made and entered into by and between TIBCO Software Inc., a Delaware corporation, (hereinafter called "TIBCO") and Cedel Global Services, societe anonyme, (hereinafter, together with its Affiliates, called "CGS") and made effective as of the last date signed below (the "Effective Date").

      WHEREAS, Cedel, societe anonyme and Teknekron Software Systems, Inc. entered into a Software License and Development Agreement effective July 11, 1994, as amended via letters dated December 11, 1995 and March 6, 1998 (the "Prior Agreement"), which Prior Agreement the parties desire to be replaced and superseded by this Agreement, exclusive of all outstanding work orders and payment obligations under the Prior Agreement which will remain in effect;

     WHEREAS, this Agreement provides for CGS's payment of additional fees in consideration for the right to use the Licensed Software, as defined below, throughout the term of the Agreement for: (i) CGS's internal use, (ii) distribution as an embedded component in CGS's applications and (iii) in connection with Outsourcing, as defined in Article V below, all as more fully described below;

      WHEREAS, CGS has established itself as a technology and services provider in securities clearing and settlement, banking, and the financial community and desires to develop and market new technology solutions to its core business areas;

      WHEREAS, CGS and TIBCO desire to continue their strategic relationship, the purpose of which is to migrate CGS' technology infrastructure from its existing proprietary platforms to open systems, provide CGS' management a look-ahead at new technologies and techniques, and improve CGS' business and market position through technology; and

      WHEREAS, TIBCO has the technical and professional capability, qualifications and existing technology required to design, develop and install an integrated system and desires to work with CGS to develop and market new technology solutions.

      NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree to adjust their long-term strategic relationship as follows:

I.       Definitions

   A. "Affiliate": An entity which conducts as its principal businesses the Strategic Businesses and which now or in the future directly or indirectly owns or controls fifty percent (50%) or more, or is fifty percent (50%) or more owned or controlled by, or is under common control with Cedel International, or an entity in the clearing and settlement industry which is at least 20% owned and controlled by Cedel International.

   B. "Agreement": This Software License and Development Agreement between TIBCO and CGS, including all Exhibits hereto which are incorporated herein for all purposes.

C. "Cedelbank": Cedel s.a. which changed its name and status with effect on 1 January 1995 and which is an Affiliate.

D. "Cedel International": A Luxembourg company that owns or controls fifty percent (50%) or more of CGS.

E. "Cedel International and its Subsidiaries": Cedel International and its Affiliates, including CGS.

F. "Existing Software": Existing TIBCO products which are licensed to the general public and are listed on Exhibit A.

G. "Future Products": All future software products developed or acquired by TIBCO during the term of this Agreement which are offered for licensing to the public and not developed pursuant to this Agreement.

H. "Generic Applications": Generic Business Applications, and Generic Technical Applications, as defined below in Article IV of this Agreement.

I. "Licensed Software": Existing Software, Future Products, Generic Applications, and Third Party Materials.

J. "Productized Software": Generic Applications which are offered for sale or license by TIBCO to a third party.

K.  "Software":  Licensed Software and CGS Applications.

L. "Strategic Businesses": The Capital Market Services of Cedel International and its subsidiaries as outlined in the chart attached as Exhibit B, plus Collateral Services and Information Dissemination within the context of the Capital Market Services. It is understood that Cedel International and its subsidiaries may add additional services from time to time. CGS's license rights under this Agreement with respect to those additional services shall be subject to separate discussions and mutual agreement at the time.

M. "Third Party Materials": Software obtained by TIBCO from third parties which is included in its Existing Software and/or Future Products.

N. "Work Order": Documentation of the services to be performed and Software to be delivered by TIBCO for CGS under the terms of this Agreement as more specifically set forth in Exhibit D hereof.

II.      Scope of Services

   TIBCO will perform all services under this Agreement pursuant to Work Orders established in accordance with the procedures and provisions set forth in Exhibit D. All such Work Orders will be performed on one of the following contractual forms:

   A. "Fixed Price": Tasks specified with sufficient certainty to enable the establishment of a fixed price for performance.

   B. "Time and Materials": Tasks which require development which, by its nature, contains uncertainties which preclude establishing a fixed price. Charges for performance are charged at the TIBCO standard billing rate as set forth in Exhibit E.

   C. "Charges Plus a Fixed Profit": Tasks which contain some uncertainty. This form will provide for the recovery of all charges for performance (TIBCO standard billing rates minus a predetermined profit percentage) as specifically set forth in Exhibit E and the payment of a pre-established fixed sum for profit ("Fixed Profit") which is not dependent upon the amount of actual charges incurred.

   D. "Adjusted Charges": Tasks which contain some uncertainty. This form provides for TIBCO standard billing rates minus a specified percent for corporate allocation plus a Fixed Profit plus a fixed amount for corporate allocation. The terms of this form are the same as for the Charges Plus a Fixed Profit contract form.

   For all Fixed Price Work Orders, TIBCO will perform the services, deliver on the scheduled dates, and install the Software as set forth therein, and time shall be of the essence, unless otherwise stated in the Work Order. For all other Work Orders such services, deliveries and installation will be performed on a "best commercially reasonable efforts" basis, unless otherwise stated on the Work Order.

   In the event the parties are unable to agree on which of the four contract forms are applicable to any particular Work Order, the issue shall be resolved by the Management Arbitration Board. The parties will endeavor in such instance to establish specifications for each Work Order that will enable TIBCO to use Fixed Price, Adjusted Charges or Charges Plus a Fixed Profit Work Orders.

   CGS agrees to timely complete all CGS tasks identified in Work Orders.

   Except for employment of its affiliates, TIBCO shall not employ any subcontractors for the performance of this Agreement or any Work Order without the prior written consent of CGS; excluding, however, individual consultants working under the control and management of TIBCO.

   All Work Orders shall be delivered by CGS to TIBCO and shall be effective only upon and at the time of written acceptance of the Work Order by each party as indicated by the signature of the authorized officer of each party.

   Maintenance and support of the Existing Software and Future Products shall be performed by TIBCO pursuant to the Maintenance and Support provisions attached hereto as Exhibit C.

   Maintenance of all Productized Software shall be covered by the fee specified in Exhibit C. Upon delivery of source code to CGS, TIBCO shall have no maintenance obligations for such software, including version compatibility, unless such obligation is established in a Work Order.

III.      Taxes

   Except as specified below in this paragraph, CGS agrees to indemnify and hold TIBCO harmless from any taxes including, but not limited to, sales tax, use tax, withholding, value-added or similar tax, and property taxes that may be assessed or levied by any jurisdiction arising out of the performance of this Agreement but excluding any taxes based upon or determined by reference to TIBCO's income or level of business activity ("Taxes"). TIBCO shall identify in the Work Order all taxes that will be incurred with regard to delivery of the products into the United States, the United Kingdom and Luxembourg, which identified Taxes shall be the obligation of CGS. All taxes incurred in excess of such identified Taxes with regard to delivery of the products into the United States, the United Kingdom or Luxembourg shall be paid by TIBCO. Notwithstanding the foregoing, TIBCO agrees that its invoices will be all inclusive. No additional Taxes (except VAT) shall be borne by CGS.

IV.      Title

   TIBCO shall retain right, title and interest to and all intellectual property rights embodied in its Existing Software and Future Products, systems design and documentation and all modifications, extensions and improvements thereto (provided however that the parties acknowledge that CGS Applications as defined below shall not be deemed to be modifications, extensions and improvements to the Existing Software and Future Software).

   During the course of performance, new software applications will be developed either by TIBCO solely or jointly with CGS. Each Work Order shall identify each component of the software to be developed in accordance with the following descriptions, and the rights thereto as set forth herein shall apply.

      A. CGS Applications:

      Those applications and other system software which are designed for CGS's specific approach to its business operations. An example of such an application is the algorithm for Cedelbank's securities loan operation. All right, title and interest to and all intellectual property rights in CGS Applications and all modifications, upgrades, improvements, and derivative products shall be assigned and conveyed exclusively to CGS. TIBCO will at CGS's cost do all things reasonably necessary to assist CGS in perfecting such rights. TIBCO will deliver the source code to such software and CGS will be responsible for maintenance at the completion of the warranty period.

    B. Generic Business Applications:

    Those applications which embody functions or logic which pertain to business operations that are not specific to CGS's approach to its business operations. An example of such an application is one which calculates yield to maturity for a corporate bond. Except as provided for specifically in the Work Order originating the application, all right, title and interest to and all intellectual property rights in Generic Business Applications shall be assigned and conveyed exclusively to TIBCO. CGS will at TIBCO's cost do all things reasonably necessary to assist TIBCO in perfecting such rights. TIBCO will deliver the source code to Generic Business Applications and CGS will be responsible for maintenance at the completion of the warranty period.

C.  Generic Technical Applications:

    Those applications which embody functions or logic which do not pertain to business operations. An example of a Generic Technical Application is an algorithm which traverses in representation in memory of a directed graph or, for another example, the VSAM-TIB Adapter. All right, title and interest to and all intellectual property rights in Generic Technical Applications shall be assigned and conveyed exclusively to TIBCO. CGS will at TIBCO's cost do all things reasonably necessary to assist TIBCO in perfecting such rights. CGS shall have the right at time of award of any Work Order to request source code to Generic Technical Applications developed thereunder. If TIBCO agrees to such request then CGS's source code rights shall be documented in the Work Order. Where such documentation is not contained in the Work Order TIBCO shall be responsible for maintenance (at no additional charge to CGS) and CGS shall not have the right to receive source code.

 Subject to the provisions of this Article IV, the parties agree as outlined below regarding intellectual property ownership rights of the following components of the Stargate project:

                                     [ * ]

V.      License

   TIBCO hereby grants, and CGS hereby accepts, subject to the terms and conditions of this Agreement, a perpetual, non-exclusive and non-transferable license to use the: [ * ] Subject to the provisions of the following paragraph, CGS shall not permit any third party to use the Licensed Software. Authorized agents or contractors of CGS acting for CGS shall not be considered "third parties" for purposes of such limitation provided, however that disclosure of TIBCO confidential information to such agents or contractors will be subject to the provisions of Article XVIII "Confidentiality." Except for source code provided to CGS pursuant to the terms of this Agreement, CGS shall not, either directly, or through a third party, reverse engineer,


[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

   disassemble or decompile any software provided by TIBCO, or make any attempt in any fashion to obtain the source code to any Licensed Software.

   In addition to the foregoing internal use license and the internal use licenses granted pursuant to the Prior Agreement, CGS shall have the right to [ * ] For purposes of this Agreement, "Outsourcing" is a service in which CGS provides business processes and/or automation services of securities clearing and settlement of financial transactions for its customers. The Solutions shall only be provided to CGS's customers in object code versions. CGS is not permitted to distribute the Existing Software and Future Products on a stand alone basis and shall ensure that such Existing Software and Future Products are embedded such that the APIs in such products are not exposed to customers. CGS will distribute the Solutions only to customers who have agreed to be bound by provisions substantially similar to those contained within TIBCO's shrink-wrap end user license agreement attached to this Agreement as Exhibit H. In no event will the license granted under this
   Article V extend to third party products resold by TIBCO.

   In connection with the foregoing distribution right of CGS's Solutions, CGS agrees:

   (i) to indemnify TIBCO and hold TIBCO harmless from and defend any claim, suit or proceeding, and pay any settlement amounts or damages awarded by a court of final jurisdiction arising out of third party claims resulting from CGS's distribution of its Solutions, and

   (ii) to be responsible for providing first line and second line technical support and maintenance to its customers. First and second line technical support second line technical support and maintenance shall include the manufacture and distribution of all enhancements, bug fixes, updates, new versions or any other modifications made for the Licensed Software as well as responding to requests for technical assistance from customers. CGS's customers may not seek support directly from TIBCO. Provided CGS purchases maintenance and support from TIBCO, as set forth on Exhibit C, TIBCO shall provide third line technical support to two (2) individuals named by CGS through TIBCO's technical support center. CGS shall use best commercially reasonable efforts to isolate the problem and create a reproducible test case before contacting TIBCO.

VI.      Marketing of Products and Royalties

   Except as otherwise provided herein, and subject to the Confidentiality provisions of this Agreement, TIBCO shall have the exclusive right to market Generic Applications. TIBCO shall, upon completion of a sale or licensing of such Generic Applications, (which definition shall at all times exclude Existing Software and Future Software and enhancements, modifications, extensions or improvements thereto) and full payment therefor, grant to CGS a royalty in the amount of [ * ] percent ([ *] %) of the sale price or license fee received (exclusive of taxes, reimbursable costs, Third Party Materials and any development charges to the customer associated with such sale or license). Amounts due to CGS as royalties shall be offset as a credit against labor to be performed by TIBCO pursuant to future Work Orders. At the completion of the contract term, and any extensions thereof, if there remain any royalties due CGS which have


[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

   not been offset as set forth, such royalties shall be offset against any residual incentives earned by TIBCO which have not been paid. If after such offset there remain royalties due CGS, entitlement thereto shall be deemed discharged. Notwithstanding anything contained herein to the contrary, the amount of the royalty payable by TIBCO to CGS shall not exceed the cost paid to TIBCO to develop each such new technology component involved, exclusive of payments to third parties and expenses. The development cost thereof shall be equitably determined by the parties and allocated to each and every Work Order under which such component was developed. When CGS's contribution is less than one hundred percent (100%) of the development cost, the royalty shall be prorated accordingly.

   CGS shall have the right with respect to any Generic Applications developed pursuant to this Agreement which TIBCO does not desire to become Productized Software to market and sell such software to third parties one year following acceptance thereof (and in such event CGS shall have the right to receive the source code for all such Generic Technical Applications). TIBCO has the right to determine whether any such software shall become Productized Software until the conclusion of the aforesaid one year period following acceptance of each such software component.

   To the extent that TIBCO desires to market to third parties any software developed hereunder which contains proprietary business methods or concepts of CGS including CGS Applications, TIBCO shall first obtain the written consent of CGS, which consent may be withheld at CGS's discretion.

VII.      Termination

   A. TIBCO shall have the right to terminate this Agreement or any specific Work Order and license(s) granted herein:

       (a). Upon written notice in the event that CGS, its officers or employees violate any material provision of this Agreement or any Work Order including, but not limited to, confidentiality and payment, provided that TIBCO is in compliance in all material respects with the terms of this Agreement. TIBCO shall first give a written notice of default by certified mail ("Default Notice") to CGS. The Default Notice must be clearly identified as such, and be referenced to this
            Article VII and specify in detail the basis for the alleged material breach(es). Except with regard to breaches of confidentiality, CGS shall have thirty (30) days from receipt of such Default Notice to correct such breach;

       (b). In the event CGS (i) terminates or suspends its business, (ii) becomes subject to any bankruptcy or insolvency proceedings (which is not discharged within ninety (90) days), or (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority.

       In the event of termination by reason of CGS's failure to substantially comply with any material part of this Agreement or a Work Order, or upon any act which shall give rise to TIBCO's termination right, TIBCO shall have the right to terminate the license(s) and take immediate possession of the Future Products and Upgrades to Existing Software licensed pursuant to this Agreement and documentation and all copies wherever located, without additional demand or notice. Within five
       (5) days after termination of the license(s) as provided above, CGS will return to TIBCO the Licensed Software in the form provided by TIBCO or as modified by CGS at CGS's cost, or upon request by TIBCO destroy the Licensed Software and all copies, and certify in writing that they have been destroyed. Termination under this Article shall not relieve CGS of obligations regarding confidentiality of the Licensed Software or otherwise.

       Without limiting any of the above provisions, in the event of termination as a result of CGS's failure to substantially comply with any of its obligations under this Agreement, CGS shall continue to be obligated for any payments, including reasonable termination costs, then due, but shall not be obligated for any future payments due under the schedules in Exhibit E. Termination of the license(s) shall be in addition to and not in lieu of any equitable or other remedies available to TIBCO.

   B. Upon a breach by TIBCO of a material obligation under a particular Work Order, or, in the event of such breach of a material obligation of this Agreement, CGS shall have the right, in addition to any other remedy it may have with regard to such breach, to terminate this Agreement, or any particular Work Order pursuant to the procedures of this sub-article B. CGS shall first give a written notice of default by certified mail ("Default Notice") to TIBCO. The Default Notice must be clearly identified as such, and be referenced to this Article VII and specify in detail the basis for the alleged material breach(es) and the specific Work Order involved. TIBCO shall cure such breach within thirty (30) days of receipt of such Default Notice, provided however that if such breach is not cured within thirty (30) days despite TIBCO's best commercially reasonable efforts then TIBCO shall have one hundred and eighty (180) days from receipt of the Default Notice to cure such breach, which cure shall be effected diligently. If TIBCO does not cure such breach(es) within the allotted time, CGS may terminate the applicable Work Order or the Agreement as the case may be for cause by giving a written notice of termination by certified mail ("Notice of Termination") to TIBCO, which may include a termination date corresponding to the date of the Notice of Termination. The notice and cure provisions set forth herein constitute a condition precedent to the exercise of any legal rights and remedies alternative to termination.

       In the event of termination of the Agreement (as distinguished from Work Orders), CGS shall have the option of retaining its rights under this Agreement to the Software delivered up to the effective date of termination with no further payment of license fees due past the effective date of termination. However, no additional Software will be licensed. In the event that CGS elects to retain use of the licenses, the Maintenance Fee Schedule in Exhibit E (Schedule 2) shall survive such termination in the event CGS elects to continue purchasing such services for the Software.

       In the event of such termination of a Work Order, TIBCO shall refund any fees paid applicable to the Work Order(s) then terminated (subject to Article XVI "Limitation of

       Liability"). Upon such termination and repayment, the parties hereto shall be discharged of all further liabilities under such Work Order(s).

C. CGS shall have the right to terminate this Agreement and all current Work Orders in the event TIBCO (i) terminates or suspends its business; (ii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statute (which is not discharged within ninety (90) days); or
       (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority. In such event, CGS shall retain the license to the Licensed Software then delivered.


VIII.      Warranties

   A. TIBCO warrants that for thirty (30) days following acceptance, all deliverables, exclusive of any Third Party Materials, will conform in all material respects to the level of performance as accepted on the date of acceptance ("Warranty"). TIBCO's sole obligation under the Warranty is to use its best commercially reasonable efforts to correct in a timely manner any defect. The warranty period for non-productized software which is not released to production upon acceptance will commence upon release to production. TIBCO maintenance obligations for Exhibit A items, or subsequent revisions thereof, commence upon delivery to CGS. All generally commercially available Existing Software is accepted upon delivery to CGS.

       If a defect occurs in regard to Software or other deliverables which have been charged on other than a Fixed Price basis, then CGS shall pay the cost of any warranty work on a Adjusted Charges basis. If the Software or other deliverables were charged on a Fixed Price basis, then such warranty work is included in the fixed price. Notwithstanding the foregoing, in the event that TIBCO determines that the Software or other deliverables are not defective in such respect, CGS shall reimburse TIBCO for its services at the T&M rates set forth in Exhibit E.

       To the extent its agreement with a supplier of Third Party Materials permits, TIBCO shall pass through to CGS any performance warranty relative to such Third Party Materials; provided, however, that TIBCO makes no additional or supplemental warranty with respect thereto.

   B. TIBCO warrants that it is the exclusive owner of all right, title and interest in the Software, and, with respect to Third Party Materials incorporated in the Software, it has the necessary rights to license such software to CGS. TIBCO warrants that the Software does not infringe the proprietary rights of any third party; provided, however, the parties agree that the sole and exclusive remedy for any such infringement shall be the proprietary rights indemnification as contained in article XIII below.

   C. TIBCO warrants that TIBCO's technical and consulting services will be of a professional quality conforming to the highest industry standards and practices and that TIBCO has the necessary capability, including developmental tools, to perform the services required under this Agreement or any Work Order.

   D. The Warranty does not cover defects or nonperformance due to causes and products external to the Software, and is not valid with respect to such defects or nonperformance. However, TIBCO warrants that the Software will perform to the accepted level of performance when utilized with the specified or agreed operating system and operating environment.

   E. If the deliverables are not in substantial compliance with the Warranty at the end of the Warranty Period, TIBCO shall extend the Warranty Period until the deliverables are brought into such compliance.

   F. If, before the end of the warranty period, CGS modifies the Licensed Software, without consultation and agreement with TIBCO, or the operating system is changed or other conditions of the operating environment are changed which impact the Licensed Software, this Warranty shall immediately be terminated. Correction for difficulties or defects traceable to CGS's unauthorized modifications or unauthorized systems changes shall be billed to CGS at TIBCO's standard Time and Materials charges.

   G.  TIBCO makes no warranties with regard to Third Party Materials.   Along
       with the transfer of title, TIBCO agrees to transfer and assign to CGS all of TIBCO's rights and interests in and with respect to all purchase agreements for Third Party Materials being supplied under this Agreement between TIBCO and other manufacturers and distributors, subject to any limitations set forth in such agreements relating to such transfers. TIBCO will execute any documents or instruments reasonably necessary to effect the transfer and assignment of TIBCO's rights and interests thereunder. TIBCO makes no representation as to the effectiveness, adequacy or enforceability of such transferred rights.

   H. THE WARRANTIES IN THIS ARTICLE VIII ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY TIBCO. TIBCO MAKES AND CLIENT RECEIVES NO ADDITIONAL EXPRESS, IMPLIED, OR STATUTORY WARRANTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IX.  Non-Solicitation of Employees and Non-Competition

A. Each party agrees that, during the period of performance of this Agreement, and for a period of one year following completion of the period of performance or termination for any reason, it will not solicit for employment or hire the employees of the other party without such other party's prior written consent thereto.

B. In connection with the Stargate project, TIBCO (exclusive of Reuters Limited and/or its affiliates/subsidiaries) agrees not to enter into a substantially similar project with MGT/EOC, Deutsche Borse Clearing or Sicovam ("Noncompete Commitment") contingent upon the following:

    . CGS agrees to promote with TIBCO the success of the Stargate project and to allow TIBCO to use the Stargate project as a reference and success story in TIBCO selling, marketing and promotional efforts.

    . TIBCO's Noncompete Commitment extends for one year from the planned implementation date of the Stargate project (whether or not CGS actually implements on this day). Such planned implementation date will be mutually agreed in writing by the end of 1999.

    . In the event (i) TIBCO terminates this Agreement for any reason or (ii) CGS terminates this Agreement for cause, TIBCO's Noncompete Commitment will continue for an eighteen (18) month period following the termination date of this Agreement.

C. TIBCO's Noncompete Commitment does not extend as a restriction on any of TIBCO's resellers which are able to resell commercially available Existing Software on a stand alone basis or as part of any solution the reseller may develop.

X.            Compliance With Law

   This Agreement is made subject to any laws, regulations, orders or other restrictions on the export of the Software, or information about the Software, which may be imposed at any time or from time to time by the United States Government. Both parties (i) shall comply with all such laws, regulations, permits, orders and other restrictions to the extent that they are applicable; and (ii) CGS shall not, directly or indirectly, export or re-export (as defined in the United States Export Administration Regulations) the Software or any information about the Software to any country for which the United States Government, or any agency thereof, requires an export license or other governmental approval without first obtaining the same.

   In performance of this Agreement, neither party shall knowingly do anything that will cause the other party to violate any applicable United States law, rule, regulation or policy and, to the extent not inconsistent therewith, any other applicable law, rule, regulation and policy. Neither party shall make any offer, payment, promise or gift, nor shall either party authorize the same, of any money or any other thing of value, to any person in connection with the performance of this Agreement while knowing, or having reason to know, that any portion of such money or value will, either directly or indirectly, be offered or promised to, or received by, any (i) officer, employee or other person acting in an official capacity for or on behalf of any government or any department, agency or instrumentality of such government; or (ii) any political party or official of such party, or any candidate for political office. Each party shall indemnify the other party and hold it harmless from and against any and all damages, losses, costs or expenses (including attorney's fees) that such party may suffer or incur by reason of any unauthorized act by the party, its agents or employees as set forth in this Article X. Each party shall promptly, upon request, furnish the other party with such documents and additional assurances as may be necessary to establish compliance with the terms of this Article X.

   TIBCO shall comply with all applicable statutes with respect to labor employed, and shall protect and indemnify CGS against any payroll taxes or contributions imposed with respect to employees of TIBCO or any subcontractor by any applicable law dealing with old age benefits, FICA, unemployment compensation, health insurance and related subjects. TIBCO and CGS agree that TIBCO is an independent contractor. TIBCO shall be liable for and hereby represents and warrants to CGS that all payments and obligations to subcontractors and suppliers will be timely made and satisfied at all times during the term of this Agreement, and agrees to indemnify CGS for any loss to CGS relating to TIBCO's violation of the warranties of this Article, provided, however, TIBCO is given prompt written notice of any claim or action and control, authority, information, and reasonable assistance for defense or settlement thereof; and provided further that CGS shall not settle such claim, suit or proceeding without the written consent of TIBCO.

XI.        Applicable Law

   Except for dealings exclusively between TIBCO and any United States Affiliate, the law of the sovereign country of Luxembourg applies to this Agreement and the rights, duties and obligations of the parties hereto. Subject, however, to the provisions of Article XXII of this Agreement, the courts of Luxembourg shall have jurisdiction of any action arising out of or relating to this Agreement and each of the parties further irrevocably agrees to waive any objection to the venue of any such suit or proceeding in Luxembourg or to in personam jurisdiction, provided that service is effective. As to dealings exclusively between TIBCO and any United States Affiliate, subject to the provisions of Article XII, the law of the State of New York shall apply to this Agreement and the rights, duties and obligations of such parties and the courts of the State of New York shall have jurisdiction over such parties and venue shall be deemed proper only in the courts of the City of New York.

XII.      Dispute Resolution

   A. To expedite the resolution of legal disputes, either party may as its sole and exclusive remedy elect to have any dispute arising in connection with this Agreement resolved under the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect, by one or more arbitrators appointed in accordance with said Rules, whose decision shall be binding on the parties. The parties agree to arbitrate such disputes in Paris, France. Any final arbitration decision may be enforced in any court of competent jurisdiction.

   B. Notwithstanding the terms of this Article XII to the contrary, in the event of a breach of confidentiality, the parties may elect in their sole discretion to proceed with all available equitable relief in any court of competent jurisdiction.

XIII.      Proprietary Rights Indemnity

  A. TIBCO shall defend, indemnify and hold harmless CGS with respect to any claim, CGS demand, cause of action, debt, or liability, including attorneys' fees, to the extent that such is based upon a claim that the Software, exclusive of any Third Party Materials, used by CGS within the scope of the licenses granted hereunder, infringes any Protected Jurisdiction's patent issued as of the effective date of this Agreement, any Protected Jurisdiction's copyright, or any trade secret; provided that TIBCO is promptly notified in writing of such claim and provided further that TIBCO shall have the exclusive right to control such defense. The term "Protected Jurisdiction" means any country listed in Exhibit G, as such Exhibit is amended from time to time at the reasonable request of CGS. In no event shall CGS settle any claim, lawsuit or proceeding without TIBCO's prior written approval. In the event of any such claim, litigation or threat thereof, TIBCO, at its sole option and expense, may procure for CGS the right to continue to use the Software or, at its sole option and expense, may replace or modify the Software with a functionally-compatible, non-infringing system. If such settlement or such modification is not reasonably practical, after giving due consideration to all factors including financial expense, TIBCO may cancel the applicable Work Order and the licenses granted thereunder upon fifteen (15) days' written notice to CGS and shall refund to CGS the portion of the License Fee paid to TIBCO by CGS applicable to that portion of the Software subject to such claim. CGS may, at its own expense, assist in such defense if it so chooses. Notwithstanding anything to the contrary contained herein, TIBCO shall have no obligation under this section XIII.A to the extent any claim of infringement results from (i) use of the Software in combination with any other product, end item, or subassembly not intended by TIBCO, (ii) use or incorporation in the Software of any design, technique or specification which TIBCO can show was furnished by CGS, if the infringement would not have occurred but for such combination, incorporation or use, (iii) continued use of Software by CGS after the later of the date CGS is advised that such use may constitute infringement or misappropriation, or (iv) any modification or enhancement to the Software by or on behalf of CGS wherein such claimed infringement or misappropriation would not have occurred but for such modification or enhancement.

   B. To the extent its agreement with a vendor of Third Party Materials permits, TIBCO will pass through to CGS any proprietary rights indemnity relating to such Third Party Materials; provided, however, that TIBCO gives no additional or supplemental indemnity with respect thereto.

   C. The foregoing states the entire liability of TIBCO with respect to the infringement of any proprietary rights by the Software or any parts thereof.

XIV.      General Indemnity

   The parties acknowledge that it may be necessary for the employees of each to be present at the facilities of the other for extended periods of time. CGS agrees to provide the employees of TIBCO with all reasonable facilities and services to assure that their services may be properly performed. Each party will instruct its employees to conform with the internal regulations and procedures of the other party while on such party's premises.

   Additionally, each party agrees to indemnify, defend, and save harmless the other party, its officers, agents and employees from any and all claims and losses accruing or resulting to any person, firm, or corporation for personal injury or tangible property damage by reason of the negligence of the first party in performance of this Agreement.

XV.      Insurance

   TIBCO certifies, and will provide evidence thereof at CGS's request, that TIBCO maintains:

      A. A standard policy covering the obligations of TIBCO for worker's compensation insurance pursuant to the laws of California, or such other jurisdiction as applicable.

      B.  Liability and property damage insurance covering:

          1. Bodily injury liability in the amount of $10,000,000 for each occurrence and $10,000,000 aggregate.

          2. Property injury liability in amount of $10,000,000 for each occurrence and $10,000,000 aggregate.

XVI.      Limitation of Liability

   Neither party shall be liable to the other party for cumulative damages for breaches of this Agreement or of any one or more Work Orders greater than Two Million Dollars (US$2,000,000.00), provided, however, that the limitation of this sentence shall not apply to any liability of a party pursuant to Article XIII "Proprietary Rights Indemnity" and XVIII "Confidentiality" of this Agreement and for such liabilities covered by the insurance defined in
   Article XV in which case the limits of such coverage will govern.

XVII.      Force Majeure

   Neither party shall be liable for default or delay caused by any occurrence beyond its reasonable control, including but not limited to fires, strikes, accidents, acts of God. In the event TIBCO should be delayed in the completion of any portion of the work by reason of any such occurrence, the time within which the portion of work is to be completed shall be extended by the period of such delay, but no such extension shall be made unless a notice thereof is presented by TIBCO to CGS in writing within ten (10) working days after the occurrence of such delay and no payment shall be made by CGS to TIBCO for any expenses incurred by TIBCO by reason of any such default or delay.

XVIII.    Confidentiality

   All information concerning TIBCO and Cedel International and its subsidiaries or any affiliate or subsidiary thereof or of the Software, designated as "Confidential" and/or "Proprietary" at the time of disclosure ("Confidential Information") and any financial models developed or used by CGS which TIBCO may acquire in connection with the performance of services under this Agreement, shall at all times and for all purposes be regarded as confidential and held in trust solely for the benefit and use of TIBCO or CGS, as appropriate for purposes of this Agreement; and neither TIBCO nor CGS shall disclose, directly or indirectly, any such information to any other person, firm or corporation, except the authorized agents of each party without the prior written consent of the other party. All employees, agents and contractors of each party shall enter into confidentiality agreements with such party that protect the Confidential Information of the other party from being disclosed. CGS may require TIBCO to directly furnish its agents or contractors with Confidential Information. As additional consideration for TIBCO's approval of disclosure to CGS's agents or contractors, either directly by CGS, or by TIBCO at the direction of CGS, CGS promises and agrees to indemnify TIBCO for any and all damages TIBCO may sustain resulting from unauthorized use and or disclosure of Confidential Information by CGS's agents and contractors. Such damages shall include all of TIBCO's reasonable expenses incurred in seeking both legal and equitable remedies. TIBCO agrees to notify CGS of any claim hereunder and to cooperate with CGS in pursuing any actions against the agent or contractor involved. If Confidential Information is communicated orally, such communication shall be confirmed as Confidential Information in writing within thirty (30) days of such disclosure. TIBCO and CGS shall cause their officers, employees, agents and/or representatives to take such action which may be necessary and/or advisable to preserve and protect the confidentiality of information obtained by TIBCO or CGS in connection with this Agreement. No actions taken in reference to acceptance or payment will relieve either party of its obligations regarding confidentiality. Notwithstanding the above, nothing herein shall be construed as Confidential Information which, at the time of its disclosure (a) was known to the party to whom disclosed, or after such disclosure becomes generally known or published without any violations of any provisions hereof, (b) is lawfully disclosed by a third party, (c) is independently developed by a party, or (d) is released pursuant to the order of a court of competent jurisdiction or governmental agency. In the event that TIBCO conducts any business with an entity that conducts as its principal business the clearing and settlement of securities, TIBCO shall notify CGS prior to disclosing to such entity any information derived from its conduct of this Agreement concerning CGS or its business or software systems and CGS shall determine in its sole discretion whether such information is "Confidential Information". TIBCO employees working at CGS' premises with access to Confidential Information will be required to sign an individual confidentiality agreement in the form and substance attached to this Agreement as Exhibit J.

   Notwithstanding the restrictions of this Article XVIII, TIBCO or CGS may announce the parties' relationship in a press release subject to the reasonable approval of the other party.

XIX.      Notices

   All notices, approvals, consents, requests, demands, or other communication to be given to either party shall be given in accordance with Exhibit D.

XX.      Assignment

   This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and permitted assigns. Neither party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other party and any such attempted assignment shall be void. Notwithstanding the prior sentence, (i) TIBCO may assign this Agreement and/or any of its rights and/or obligations hereunder, upon written notice to the other party to an affiliate (which may be its parent company) in the event of TIBCO's merger or consolidation with such affiliate and (ii) CGS may assign this Agreement and/or any of its rights and/or obligations hereunder to any of its Affiliates in the event of CGS's merger or consolidation with such other Affiliate, each without the consent of the other party, provided that the assignee is capable of fulfilling and intends to fulfill the obligations of the assigning party under this Agreement.
   TIBCO acknowledges and agrees that the rights granted to CGS hereunder shall extend to all Affiliates of Cedel International

XXI.      General

   A. This Agreement constitutes the complete and exclusive statement of the agreement between the parties as relates to the subject matter and supersedes all proposals, oral or written, and all other representations, statements, negotiations and undertakings relating to the subject matter, hereof.

   B. No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

   C. In the event any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

   D. If, at any time, the provisions of this Agreement are found to be in conflict with the terms of a Work Order, the terms of the Work Order shall prevail.

   E. The United Nations Convention on Contracts for the International Sale of Goods is excluded from application hereto.

   F. The captions used in this Agreement are inserted for the convenient reference of the parties and in no way define, limit or describe the scope or intent of this Agreement or any part hereof.

   G. Neither CGS nor TIBCO shall disclose the contents of this Agreement to third parties, except Reuters Ltd, unless required to do so by legal proceedings.

   H. This document, its contents, Exhibits, Attachments, and Amendments, and any and all correspondence and deliverables related thereto shall be considered and treated as Confidential Information in the sense of
       Article XVIII.

   I. Dates or times by which TIBCO is required to make performance under this Agreement shall be postponed automatically for so long as TIBCO is prevented from meeting them by causes which are CGS's responsibility.

   J. The prevailing party in a controversy or claim shall have the right to collect its reasonable expenses incurred in enforcing this Agreement, including reasonable attorney's fees.

   K. This Agreement may be executed in two original counterparts, which together shall constitute the same Agreement, but only one of which need be produced to evidence the Agreement.

   L. The parties further agree that the rights and obligations set forth in the above referenced Articles III, IV, V, VI, VIII, IX, X, XI, XII, XIII, XIV, XVI, XVIII, XIX, XX and sub-sections A, B, C, D, E, G, H, J, M, N, O, and this sub-section L of this Article XXI shall survive the completion or termination of this Agreement for any reason and enforcement thereof pursuant to this article shall not be subject to any conditions precedent.

   M. The parties agree to execute a three party agreement with Data Securities, Inc. by which TIBCO will deposit and update the source code to Licensed Software (excluding Third Party Materials) in escrow with Data Securities, Inc. for the benefit of CGS. Updates to the escrowed software will be maintained as long as CGS is under a software maintenance program with TIBCO.

   N. The term of this Agreement shall commence on the Effective Date and end on December 31, 2000. As stated in the recitals above, this Agreement supersedes and replaces the Prior Agreement; provided, however, all outstanding work orders and payment obligations under the Prior Agreement remain in effect. Nothing in this Agreement shall terminate or impair any license rights, limitations or obligations in Existing Software granted under the Prior Agreement that would otherwise survive termination of the Prior Agreement; except for the right to provide input into TIBCO's product priorities, which right becomes null and void as of the Effective Date of this Agreement.

O.  CGS shall be liable for any breach of this agreement by its Affiliates.

IN WITNESS WHEREOF, each party has caused counterpart original of this Agreement to be executed, by its authorized representative, as of the last date below written.

ACCEPTED BY:

Cedel Global Services, societe anonyme    TIBCO SOFTWARE INC.


By ____________________________           By:___________________________
      Signature                                  Signature

Print Name:____________________           Print Name:___________________
Title:_________________________           Title:________________________
Date:__________________________           Date:_________________________


By ____________________________
      Signature

Print Name:____________________
Title:_________________________
Date:__________________________

                          Exhibit A: Existing Software

    [ * ]


[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Exhibit B:  Capital Market Services of Cedel International and its subsidiaries

   The "Capital Market Services" of Cedel International and its subsidiaries are illustrated on the following chart, such services performed directly or as an Outsourcing service subject to the provisions of Article V:


                                       [ * ]


[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

       Exhibit C:  TIBCO Standard Provisions for Maintenance and Support

I.    Coverage

   This Exhibit covers the Licensed Software listed on Exhibit A, or subsequent revisions thereof, plus other Software delivered under this Agreement where the source code has not been released to CGS. For the purposes of this Exhibit, the term "Licensed Software" shall be limited to the software described above. All such Licensed Software is only covered when utilized with the specified or agreed operating system and operating environment. Licensed Software does not include hardware vendor operating systems and other system software, client-developed software, or third-party software unless supplied by TIBCO.

II.    Description of Software Maintenance

   Software maintenance supported under this Agreement ("Software Maintenance") consists of the following:

A.  Access to TIBCO Support Centers in London and Palo Alto.

    The Support Centers HOTLINES operate during the following hours, 7:00 a.m., GMT (or GMT plus one hour for European Summer Time) to 7:00 p.m., Pacific Time, Monday through Friday, excluding legal holidays. Extended coverage is available for an additional fee unless such coverage is generally provided to other TIBCO customers at no fee for such extended coverage. The HOTLINES can be used to notify TIBCO of problems associated with the Licensed Software and related documentation. on contacting the support center(s), authorized CGS staff will be connected directly to knowledgeable support engineers by telephone. The TIBCO Support Center HOTLINES can be used for questions regarding the use and operation of the Licensed Software.

B.  Remedial Maintenance.

    Upon receipt by TIBCO of notice from CGS through the Support Center HOTLINE, or a designated on-site support contact, of an error, defect, malfunction or nonconformity in the Licensed Software, TIBCO shall respond as provided below:

       Severity 1: Produces an emergency situation in which the Licensed Software is inoperable, produces incorrect results, or fails catastrophically.

       RESPONSE: TIBCO will provide a response by a qualified member of its staff to begin to diagnose and to correct a Severity 1 problem as soon as reasonably possible, but in any event a response via telephone will be provided within one (1) hour with the aim of providing a work-around to reinstate production operations within two
           (2) hours. TIBCO will continue to provide best efforts to resolve Severity 1 problems in less than forty-eight (48) hours. The resolution will be delivered to CGS as a work-around and/or as an emergency software fix. If TIBCO delivers an acceptable work-around, the severity classification will drop to a Severity 2.

       Severity 2: Produces a detrimental situation in which performance (throughput or response) of the Licensed Software degrades substantially under reasonable loads, such that there is a severe impact on use; the Licensed Software is usable, but materially incomplete; one or more mainline functions or commands is inoperable; or the use is otherwise significantly impacted.

       RESPONSE: TIBCO will provide a response by a qualified member of its staff to begin to diagnose and to correct a Severity 2 problem as soon as reasonable possible, but in any event a response via telephone will be provided with four (4) hours. TIBCO will exercise best commercially reasonable efforts to resolve Severity 2 problems within five (5) days. The resolution will be delivered to CGS in the same format as Severity 1 problems. If TIBCO delivers an acceptable work-around for a Severity 2 problem, the severity classification will drop to a Severity 3.

       Severity 3: Produces an inconvenient situation in which the Licensed Software is usable, but does not provide a function in the most convenient or expeditious manner, and the user suffers little or no significant impact.

       RESPONSE:  TIBCO will exercise reasonable commercial efforts to resolve
           Severity 3 problems in the next maintenance release.

       Severity 4: Produces a noticeable situation in which the use is affected in some way which is reasonably correctable by a documentation change or by a future, regular release from TIBCO.

       RESPONSE: TIBCO will provide, as agreed by the parties, a fix or fixes for Severity 4 problems in future maintenance releases.

C.  Software Updates and Enhancements.

    Software updates and enhancements are provided for the Licensed Software listed in Exhibit A, or subsequent revisions thereof. Software updates and enhancements will be provided on an as-available basis and include the items listed below:

     (1)  Bug fixes;

     (2) Enhancements to market data service software provided by TIBCO to keep current with changes in market data services or as TIBCO makes enhancements;

     (3) Enhancements to keep current with the current hardware vendor's OS releases, as available from TIBCO, provided that the current hardware vendor's OS release is both binary and source-compatible with the OS release currently supported by TIBCO; and

     (4)  Performance enhancements to Licensed Software.

     (5) Unless and until software becomes an Exhibit A, software enhancements do not include:
          ------

          (a) Platform extensions including product extensions to (i) different
              -------------------
              hardware platforms; (ii) different windowing system platforms;
              (iii) different operating system platforms; and

          (b) New functions such as (i) new functionality in the TIB or market
              -------------
              data delivery infra-structure; (ii) new market data feeds; (iii) new applications; and (iv) new presentation tools.

    Software updates and enhancements will be provided in machine-readable format and updates to related documentation will be provided in hard copy form. All such deliveries shall be made by a single communication to a single CGS-designated distribution point specified. Duplication, distribution and installation of software updates is the responsibility of CGS. If requested, TIBCO will provide on-site assistance in the installation of software updates in accordance with sub-section 3.2 of Exhibit E.

    TIBCO will support previous releases for a minimum period of nine (9) months following the general availability of a new release or software update. After this time, TIBCO shall have no further responsibility for supporting and maintaining the prior releases.

    TIBCO assumes no responsibility for the correctness of, performance of, or any resulting incompatibilities with, current or future releases of the Licensed Software if CGS has made changes to the system hardware/software configuration or modifications to any supplied source code which changes effect the performance of the Licensed Software and were made without prior notification and written agreement with TIBCO. TIBCO assumes no responsibility for the operation or performance of any CGS Application or third-party application not provided by TIBCO.

III.    On-Site Support

   As requested by CGS, and upon reasonable notice and agreement with TIBCO, TIBCO shall maintain personnel at any of the Covered Sites in accordance with the terms of sub-section 3.2 of Exhibit E. On-site personnel will perform ongoing system administration, monitoring, reconfiguration and tuning, problem diagnosis, and resolution, and interfacing with CGS personnel on production system issues, to the extent possible during normal business hours. These personnel shall also be responsible for the installation of new TIBCO software releases on the production system and the distribution of documentation updates. In addition, on-site personnel will provide training to CGS personnel on the operation and administration of the Licensed Software as time permits.

IV.    Per Call Support

   A. TIBCO shall provide emergency contact numbers that may be used by CGS to call TIBCO support staff during hours not supported by the HOTLINES described above. Additionally, TIBCO shall provide CGS with current remote communication contact numbers to assist out-of-hours contact to TIBCO support personnel. Out-of-hours calls made to these contact numbers shall be subject to a call charge consistent with the rates in sub-section 3.2 of Exhibit E.

   B. Visits by TIBCO engineers to the Covered Sites can be provided for non-maintenance related activities to supplement the services provided under this Agreement. Tasks performed under Per Call Support include, but are not limited to, installation of additional hardware, training, and consulting for non-TIBCO applications. At any time, CGS may request Per Call Support. All requests will be covered by a Work Order and response by TIBCO will be on a best commercially reasonable efforts basis. The minimum call duration is two (2) hours

V. Time and Materials Services

A.  For Non-TIBCO Problems.

    In the event that CGS notifies TIBCO of a problem experienced by CGS in connection with the operation of the Licensed Software, TIBCO shall respond as provided in Section II.B., above. If the cause of such problem is not an error, defect or nonconformity in the Licensed Software, CGS shall compensate TIBCO for all work performed by TIBCO in connection therewith, on a Time and Materials basis in accordance with Exhibit E.

B.  For Non-TIBCO Software.

    Upon request and reasonable notice from CGS, TIBCO will provide assistance in the installation of non-TIBCO software as provided for in a Work Order covering this service. Non-TIBCO software includes the following:

    1. New releases and updates to hardware vendor operating systems and other system software;

    2. CGS-developed software; and

    3. Third-party software.

VI.    Access

   Software Maintenance is conditioned upon provision by CGS to TIBCO of appropriate access to the system(s) running the Licensed Software, including, but not limited to, passwords, system data, file transfer capabilities, and remote log-in-capabilities. TIBCO will maintain security of the system and use such access only for the purposes of this Agreement and will comply with CGS's standard security procedures.

   CGS shall also provide an active voice telephone line at each site which is available continuously when required for support access.

VII.  Problem Reporting and Tracking Procedures

   CGS may use the services described herein only by making reference to the authorized support Agreement number. All such reports and requests will be made through the authorized individuals (up to two [2] per site), designated by the CGS Production Manager. These individuals may be changed by CGS from time to time by written notice to TIBCO.

VIII.  Payment

   Fees for all supplemental support options will be invoiced in accordance with Exhibit D.

IX.    Support Agreement Number

   TIBCO shall issue to CGS a Maintenance Agreement Number for the purposes of problem notification.

                  Exhibit D:  Contract Coordination Procedures

1. Organization

1.1 CGS Contract Representatives

    The following representatives are appointed by CGS with responsibility for this contract:

    Technical Manager:        Mr. Yves Baguet
    Contract Manager:         Mr. Steve Quinn

    The Technical Manager is responsible for the technical direction of the work, development of work orders and their acceptance and the resolution of technical issues relating to the work.

    The Contract Manager is responsible for the administration of the contract, approvals of payments, maintenance of contract files and the resolution of contract issues relating to the work.

    Further responsibilities of the contract representatives are stated in the Agreement and Exhibits. CGS may change these appointments from time to time by written notice.

1.2 TIBCO Contract Representatives

    Technical Manager (except Stargate):    Mr. Malcolm Windsor
    Technical Manager (Stargate):           Mr. Paul Nordin
    Contract Manager:                       Mr. Murray Rode
    European Relationship Manager:          To be mutually determined
    Contract Administrator:                 Ms. Pebbie Lee

1.3 Work Order Managers

    Both CGS and TIBCO shall appoint, for each Work Order, a Work Order Manager responsible for the day-to-day technical direction and progress of the work. The responsibilities of the Work Order Managers are further stated in the Agreement and the Exhibits.

    Once the Work Order is approved, the TIBCO Work Order Manager shall not be re-assigned or removed from the work, until the acceptance note is issued, without prior approval from CGS. In all events at least one month's notice shall be given in the request for approval to change the Work Order Manager.

1.4 Production and Maintenance Managers

    Following acceptance of any software into production, TIBCO shall appoint a Maintenance Manager to co-ordinate the support services provided under Exhibit C. Additionally, CGS shall appoint a Production Manager to act as the point of contact for all maintenance support services. The responsibilities of these two managers is further stated in the Agreement and the Exhibits.

1.5 Management Arbitration Board

    Both parties shall appoint two members of their management team to act jointly as a board for escalation and arbitration in the event of dispute between the parties ("Management Arbitration Board"). The Management Arbitration Board shall only meet when necessary to resolve a dispute. The call to convene the Board may be made by either party. Matters that cannot be resolved by the Board will follow the course laid down in the Agreement for dispute resolution.

    The Management Arbitration Board shall consist of:

    For CGS:    Mr. Andre Lussi
                Mr. Graham Prosser

    For TIBCO:  Mr. Vivek Ranadive
                Mr. Raj Mashruwala


1.6 Work Order Organization

    TIBCO shall nominate the key individuals who will be assigned to each Work Order. Key individuals shall be defined as those individuals of significance to the work who will be assigned either full time, or the majority of their time, to the Work Order. TIBCO will not remove any key individuals from the work without prior written approval from CGS which will not be unreasonably withheld and a suitable hand-over period to their replacement. On T&M and other cost reimbursable work orders, CGS will not pay for any time related to such hand-over.

2. Correspondence

2.1 General Procedures

    Letters may be forwarded by fax for expediency but in this case the fax shall be a cover only, not the body of the letter. Faxed correspondence shall also be mailed for record purposes.

    Both parties shall maintain a subject log of all correspondence, by number.

    Contractual commitments and requests for contractual commitments, including technical discussions leading to instructions that have any contractual implications, must be forwarded in writing under cover of letter. Each letter shall only deal with a single subject.

    Email messages that are used to agree contractual issues must be confirmed by letter before the commitment is deemed to be agreed.

2.2  Addresses

     All correspondence addressed to CGS shall be sent to:
          The TIBCO Contract Manager
          Cedel Global Services
          5 Rue Hoehenhof
          SenningerbergL--2963 Luxembourg

     All correspondence addressed to TIBCO will be sent to:
          Mr. Paul Nordin
          TIBCO Software Inc.
          3165 Porter Drive
          Palo Alto, California  94304

     All correspondence to TIBCO which addresses legal matters, including required notices, shall additionally be sent to:
          TIBCO Software Inc.
          3165 Porter Drive
          Palo Alto, California  94304
          Attn: General Counsel

3. Meetings

3.1 Progress Meetings

    Progress meetings shall be held throughout the course of performance of each work order. In general these shall be monthly but other periods may be agreed upon depending on the nature of the ongoing work.

    TIBCO shall be responsible for preparing brief minutes of these meetings noting action items for both parties. The minutes shall be prepared within five (5) working days of the meeting and faxed to CGS for agreement. The progress meetings shall be numbered for reference and separate numbering systems will be maintained CGS system work.

3.2 Contract Commitments

    Contract commitments will not be made at progress meetings. Any agreements reached at the meeting shall be documented by letter and subject to the usual approvals. Such agreements will not be contractually binding until confirmed in writing. Similarly, meetings will not be used to formally accept products or release progress payments or in any way to circumvent the written approval process.

3.3 Work Order Progress/Technical Review Meetings

    Work Order progress/technical review meetings shall be held as necessary to review the work. These meetings will only require minutes if documentation is needed to clarify the results of the meeting. Contractual commitments cannot be made at Work Order Progress Meetings.

4. Reporting

4.1 Methodologies and Reporting

    TIBCO commits to use the AMS time and reporting system where available, and the use of CGS project and programme management methodologies. CGS will provide necessary documentation and training for TIBCO to be able to use the project and programme management methodologies.

5. Travel

5.1 Visits to Europe by TIBCO Personnel

    CGS recognizes that the geographic separation of the parties will necessitate a large degree of travel. Except in response to an emergency callout, and for local travel, all TIBCO travel, that is to be reimbursed by CGS must be approved in advance. Travel not so approved will not be reimbursed. Requests for such travel authorization must be addressed to the Contract

    Manager, by Email, stating the reason for the visit, its timing and duration, any facilities required to be arranged (hotel bookings, conference rooms etc.), CGS staff required to participate in the meetings and the persons attending from TIBCO. Wherever possible, at least five working days notice should be given of all visits to allow time for approval. Approval will be given by Email to the requester, copied to the TIBCO contract administrator. This Email reference must be used against the expenses claim when invoicing for travel. Travel expenses must follow the TIBCO's standard policies and procedures. CGS has the right to audit TIBCO records of approved travel expenses for the purpose of verifying compliance with these policies.

5.2 Visits to Palo Alto by CGS Personnel

    As required to further the work, CGS personnel will visit TIBCO offices in Palo Alto. TIBCO shall give CGS personnel every assistance necessary during their visit and provide reasonable accommodation services at no additional cost the CGS.

    CGS will give five working days notice of visits including a detailed itinerary and requirements for conference facilities and TIBCO personnel to attend meetings during the visit.

5.3 Long Term Assignments

    For TIBCO personnel required by the nature of the work to spend extended periods in Europe, CGS will agree an all-inclusive day-rate as set forth in
    Schedule 3, section 3.9 below to cover all such travel, living and disturbance charges for that work period plus extraordinary expenditures which may include air travel, with CGS's prior approval.
    TIBCO shall be responsible, at all times, for complying with legal, tax and work permit requirements for such work periods. CGS will give TIBCO whatever assistance it can to achieve this compliance.

    TIBCO shall, wherever possible and practical, utilize personnel from its nearest office to provide candidates for long term assignments.

6. Work Order Proposals

6.1 Origination

    Either party may originate an idea for a Work Order. Where the originator is CGS this will be a "Request for Work Order Proposal". Where the originator is TIBCO this will be an unsolicited "Work Order Proposal".

6.2 Request for Work Order Proposal

    At any time during the course of the Agreement, CGS may issue a Request for a Work Order Proposal. These requests will be issued under cover of a letter by the Contract Manager and countersigned by the Technical Manager. All Requests for Work Orders will be issued with a sequential Work Order number for ease of reference.

    The Request for Work Order Proposal shall include; the objectives of the Work Order; the scope and deliverables; the expected development and implementation schedule; supporting documentation, specifications, and the like; the suggested location where the services will be performed; the suggested rate basis for the work, the suggested acceptance test requirements; and any other information required to clarify the work. Upon receipt of such Request, TIBCO shall inform the Contract Manager promptly, via Email, of a date by which it will reply with its offer of services and any additional information required to prepare its proposal for the work.

    TIBCO is encouraged to hold whatever discussions are necessary to clarify the work and arrive at a firm proposal. TIBCO shall co-ordinate all discussions with the Technical Manager for CGS system work.

6.3 Submission of Work Order Proposals

    TIBCO shall submit all Work Order Proposals to the CGS Contract Manager for agreement and approval. Proposals that are in response to a CGS request shall reference that request. Proposals shall include the contract format as specified in Article II, a statement of the work to be performed and the schedule for the deliverables; a listing of the productised components (pre-existing) that will be included in the deliverables; a listing of any Third Party license restrictions applying to the deliverables; the schedule for delivery of the output of the Work Order; nomination of the Work Order Manager and other key individuals that will be used to perform the work; input requirements from CGS together with schedule dates; infrastructure requirements to be supplied by CGS together with dates; a proposed Acceptance Test Plan; proposed warranty criteria and duration, the key tasks that will be performed in bar chart format together with progress % attached to the completion of each task; and a schedule, justified by earned progress, for payment of any fixed price component of the price; and details, supported by separate quotations, of any exceptional or unique system components required to complete the work. The price or estimated charge shall also include an estimate of the travel budget for the work.

    The charges for generating the Work Order proposals will be paid by CGS under a Work Order issued for that purpose. CGS is not bound to accept any proposals submitted by TIBCO. To the extent that a Work Order designates specific individuals as "key" individuals, TIBCO will not assign such individuals to other duties or projects without the approval of CGS. In the event that such a replacement becomes necessary, then TIBCO will replace such individual with a person of appropriate qualifications. TIBCO further agrees that it will maintain the availability of key personnel for a period of three months following completion of the Work Order and shall assign such personnel to Work Orders issued within such three-month period as required by CGS. In consideration thereof, CGS agrees to pay TIBCO for such personnel during such three-month period when such personnel are not assigned to a Work Order at the billing rates for such individuals.

6.4 Approval of Work Order Proposals

    Upon receipt of any Work Order proposal, CGS will proceed to reach agreement to issue approval or clarifications required for approval. CGS will prepare the final version of the Work Order, incorporating any clarifications and issue it to TIBCO for agreement. Such issue for agreement shall be considered an instruction to begin work, if acceptable to TIBCO. No work shall be performed prior to receipt of this instruction. The Work Order will be approved for CGS by both the Contract Manager and the Technical Manager.

    Once approved, TIBCO shall include the Work Order on its progress reports.

7. Work Order Management

7.1 Initiation

    Upon agreement to proceed with the Work Order, CGS shall appoint a Work Order Manager to act as the day-to-day co-ordinator on technical issues relating to the work. The CGS Work Order Manager cannot instruct TIBCO to change the work or make any contractual commitments outside the terms of the approved Work Order.

    The respective Work Order Managers shall meet to agree upon the detailed schedule for the Work Order and ensure that their are no open issues without agreed dates for closure. Open issues or potential problems shall be brought to the attention of the Technical Manager immediately who will decide whether the Work Order can commence or should be placed on hold awaiting resolution of these issues.

7.2 Quality Management

    The subject work will, in production, support mission-critical applications of strategic importance to the world's financial community. Accordingly, TIBCO is responsible for producing work of the highest quality and ensuring that this happens through the application of a Quality Management programme to the output of each Work Order. At the start of each Work Order, TIBCO shall prepare a Quality Plan for the work, following the procedures established within TIBCO for such plans, which procedures shall be subject to review and approval by CGS. As a minimum the Quality Plan shall identify; organizational roles and responsibilities; working practices to be used on the work; test plans for the work; and definition of quality hold/check/inspection points that will be supported by documentation and approvals. The adherence to the Quality Plan shall be independently verifiable.

    The Quality Plan shall be subject to approval by the CGS Technical Manager, and audit by CGS's Quality Assurance Manager. The results of such audits and specific non-compliance's shall be presented to TIBCO for action. Serious non-compliance may result in suspension of the work pending resolution.

7.3 Work Order Change Management

    In the event that either party believes that a change in the scope of work of any work order is required, it shall detail such proposed change to the other party. The parties shall endeavor, in good faith, to amend the work order to incorporate necessary changes to all the terms and conditions. Additionally, CGS shall have the unilateral right to issue changes within the scope of work. No such change can alter the terms of the Agreement, provide for the assignment of specific named individuals, or determine title to software components. Such unilateral change orders must be in writing, signed by a person authorized to contractually obligate CGS, and set forth all the necessary details, terms, conditions and specifications required for implementation. Upon receipt of such change order, TIBCO shall acknowledge and promptly implement same.

    In consideration thereof, TIBCO shall be entitled to an equitable adjustment of all terms and conditions including, as applicable, modification of specifications or acceptance criteria, delivery schedule, fixed priced, fixed profit and/or total Estimated Charge for performance. The fixed profit in CPFP (Charges Plus Fixed Profit) and Adjusted Charges work orders will not be changed unless there is a fundamental change in the scope of work. TIBCO shall submit its proposal for equitable adjustment within thirty days of receipt of such change order and the parties shall endeavor to negotiate and incorporate such equitable adjustment in a work order modification as soon as possible. In all cases, TIBCO' obligation to perform the change is not subject to, or affected by, resolution of TIBCO' claim for equitable adjustment.

    Where possible, the parties shall endeavor to establish such equitable adjustment modification prior to commencement of performance of the change order.

7.4 Work Order Acceptance

    Following proper installation of the Licensed Software by TIBCO, the parties will perform the acceptance tests pursuant to the Acceptance Test Plan as set forth in the applicable Work Order. If the Licensed Software substantially meets the acceptance tests in all material respects as set forth in the Acceptance Test Plan, CGS shall notify TIBCO within five (5) days, and the date of notification shall be the Acceptance Date.

    In principle, Acceptance will only be given following successful completion, by CGS, of the Acceptance Test Plan. If, during the execution of the Acceptance Test Plan, CGS identifies a substantive reason to alter the schedule of the Acceptance Test Plan then, upon agreement with TIBCO, the Acceptance Test Plan shall be extended to cover the additional testing.
    Such agreement to extend the Test Plan shall not be unreasonably withheld by TIBCO. If CGS fails to notify TIBCO of any material defect, or issue an Acceptance Notice within thirty (30) days of the scheduled end of the Acceptance Test Plan, or subsequent agreed revisions thereof, the Licensed Software shall be deemed accepted by CGS.

    If CGS notifies TIBCO in writing and describes in detail to TIBCO that the Licensed Software does not materially meet the Acceptance Test criteria, TIBCO shall make corrections and modifications thereto. The charges for corrections and modifications to components which are included in a Fixed Price Work Order are included in such Fixed Price. The charges for corrections and modifications to components included in a T&M Work Order will be charged on a T&M basis subject to the Total Estimated Charge therefor set forth in the applicable Work Order. The charges for correction of components included in other than Fixed Price and T&M Work Orders will be charged at the adjusted billing rates established for such Work Orders and subject to the Total Estimated Charge set forth in each such Work Order.
    The foregoing will be accomplished on a timely basis to make it ready for retesting by the parties. The parties shall repeat the Acceptance Test as soon as reasonably requested by TIBCO and CGS shall notify TIBCO within five
    (5) days of such request if and when the Licensed Software is accepted. The date of notification shall be the Acceptance Date.

    In the event the Licensed Software (or parts thereof) does not pass the Acceptance Test, but is utilized by CGS in a production environment for a period of thirty (30) days, it shall be deemed accepted for all purposes as if it had successfully passed the Acceptance Test.

    In the event the parties are unable to agree on an acceptance test plan, the Work Order shall be deemed converted to a unilateral Work Order as provided in Section 6.5 of this Exhibit.

    The issuance of an Acceptance Notice is also contingent on acceptance of documentation as called out in the Work Order and agreement to the final form of any Warranty Support that may be provided for in the Work Order.

7.5 Training

    TIBCO has an obligation to provide CGS with structured training in technology and applications, for development, maintenance, and production administration tasks; the requirements and pricing for specific training as required shall be stated on a Work Order

7.6 Documentation

    TIBCO shall deliver, with the output of the Work Orders, system documentation, as specified, in a reproducible form and electronically. Two paper copies will be issued, one bound for record purposes and one unbound for CGS's copying and internal distribution subject to any third party copyright restrictions which shall be clearly marked on the documentation.

    The system documentation shall include as a minimum, user documentation, system administration documentation and other documentation needed for CGS to carryout its operation, support and maintenance responsibilities. All documentation shall clearly indicate release or revision numbers for cross-reference to CGS's library management systems.

8. Invoicing

8.1 General

    As set out below, TIBCO shall issue invoices for payment of the services covered by this Agreement. The invoices shall contain all supporting documentation, Acceptance Certificates, travel authorizations etc. needed for CGS to approve promptly the validity of the amounts invoiced and wire the funds to TIBCO's account (directions for payment should be clearly stated on the invoice). Where items on any invoice are disputed by CGS, CGS shall promptly notify TIBCO of the area of the dispute and its value. Notwithstanding this, CGS shall pay the undisputed portions of all invoices within 30 days. Invoices should be sent, single copy only, to:

                         Cedel Global Services
                         5 Rue Hoehenhof
                         Senningerberg  L-2963 Luxembourg


8.2 License Fees and Maintenance

    TIBCO shall, at the beginning of each year for the term of the Agreement, raise an invoice for the stage payment of the license fees and the yearly maintenance as set out in Exhibit E.

8.3 Work Order Invoices

8.3.1  Fixed Price and Fixed Fee Work Orders

       For fixed price Work Orders and the fixed fee portions of AC and CPFP Work Orders, the fixed components are invoiced on a stage payment basis against agreed deliverables. The invoices for these portions shall be issued, accompanied by proof of deliverable acceptance by CGS, i.e. acceptance notes, letters, Acceptance Certificates and the like, as and when such acceptance is agreed. Invoices shall make reference to the Work Order number and state the details of the stage payment claimed.

8.3.2  Man-hour Charges

       T&M Work Orders and the man-hour rate component of AC and CPFP Work Orders shall be covered by a single invoice issued on a monthly basis. This invoice shall be broken down by Work Order and shall include the following information:

       1. Name of individual charging and charge category;

       2. Number of hours worked in the month of the referenced Work Order;

       3. Summary of travel expenses, by name;

       4. Details of any other reimbursable schedule items;

       5. Total charge in month and to date.

       Details of backup and support documentation will be subject to CGS's agreement.

8.3.3  Discount from Third Party Sales

       Third party sales of new products developed, either wholly or partially, out of this Agreement are, on an agreed percentage of the sale basis, allowable as a discount against Work Order charges. TIBCO shall report these sales quarterly and allow the full value, if any, of the credit balance so arising against any future labor Work Order specified by CGS until the balance is cleared. Such discounts shall be applied before calculation of taxes.

9.0    Administrative Charges

   The charges for administrative services and support, including contract administration, will be established in a work order.

                          Exhibit E:  Contract Price

Schedule 1:  License Fees

   The annual consideration for the license for expanded use of Existing Software and Future Products as stated in Article V of the Agreement is US$[ * ] due to TIBCO according to the following schedule: US$[ * ]on or before the first day of each calendar quarter with the first such payment due on or before April 1, 1999 (CGS has paid its first quarterly installment payment of US$[ * ] for 1999 prior to the execution date of this Agreement, which amount included additional sums not subject to refund or credit), and the last such payment due on or before October 1, 2000.

   All the above figures are exclusive of taxes due for delivery of the software into Luxembourg or London as declared on the invoice supporting the claim for payment.

   As of December 31, 2000, CGS will cease further deployment of the Future Products pursuant to Article V of this Agreement but will retain its perpetual right and license to use Future Products in production as of such date.

   Notwithstanding the foregoing, CGS will have the option to extend the term of this Agreement and its rights under Article V for Future Products through December 31, 2002, by making annual payments of US$[ * ] for license fees and maintenance fees in equal quarterly payments as specified in Schedule 1 and
   Schedule 2 throughout 2001 and 2002, subject to the provisions of section 2.2 below. CGS will exercise such option upon written notice to TIBCO no later than December 1, 2000.

Schedule 2:  Maintenance Fees

2.1  Base Fees

    In addition to the amounts described in Schedule 1 above, CGS will pay to TIBCO equal annual amounts of US$[ * ] due to TIBCO according to the following schedule: US$[ * ] on or before the first day of each calendar quarter with the first such payment due on or before April 1, 1999 (CGS has paid its first quarterly installment payment of US$[ * ] for 1999 prior to the execution date of this Agreement), and the last such payment due on or before October 1, 2000. Such fees will be applied toward TIBCO's provision of maintenance services, software new releases and Existing Software and Future Products upgrades, until 31st December 2000, as more fully described in Exhibit C. Additionally, TIBCO must provide documentation for CGS to maintain any non-productized software which is not included in Exhibit A. Such documentation shall conform to generally accepted industry standards. Whether or not CGS elects to extend the term of this Agreement regarding the licensing of Future Products beyond December 31, 2000, following expiration of this Agreement on December 31, 2000 CGS will continue making annual maintenance payments to TIBCO of at least US$[ * ] in equal quarterly


[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

    installments of at least US$[ * ] on or before the first day of each calendar quarter with the first payment due on or before January 1, 2001 and the last payment due on or before October 1, 2002, for which TIBCO will provide maintenance and support services for the Existing Software and Future Products deployed as of December 31, 2000. Such rates are subject to escalation pursuant to the provisions of Schedule 2, Section 2.2 below. In such event, the provisions of Exhibit C will survive expiration of the term of this Agreement through December 31, 2002.

    2.2 Maintenance Fee Escalation. Commencing in calendar year 2000, CGS will calculate its internal use of the Existing Software and Future Products semi-annually (in June and December) by counting the number of machines (e.g. mainframe, server, PC) on which any Existing Software and/or Future Product is running ("Machine Count"). Such Machine Count calculation may exclude temporary increased use of the Existing Software and Future Products in connection with development projects. In the event that CGS's cumulative Machine Count in any semi-annual calculation is thirty percent (30%) or more above the total Machine Count at the end of the previous calendar year, CGS's annual maintenance fees will increase commencing in the next calendar quarter by XX of the percentage increase which would otherwise be paid due to such percentage increase in the Machine Count.

    By way of example, if CGS's Machine Count increases by thirty percent (30%) during the first semi-annual review period of any given year after calendar year 2000, CGS's maintenance fees would increase by [ * ] of thirty percent (30%), commencing in the third quarter. Thereafter, if CGS's Machine Count increases by an additional ten percent (10%) during the second semi-annual review period of such given year, CGS's maintenance fees would further increase by [ * ] of ten percent (10%), commencing in the first quarter of the following year.

    CGS will submit verification of its Machine Count calculation to TIBCO, and CGS hereby grants to TIBCO the right to conduct an inspection of CGS's records relative to such calculation at TIBCO's expense and upon ten (10) days' prior written notice in order to verify CGS's Machine Count calculation. The provisions of this Schedule 2, Section 2.2 will survive expiration of this Agreement through December 31, 2002 for purposes of calculation of annual maintenance fees in the event CGS does not elect to extend the term beyond December 31, 2000. The parties agree to negotiate maintenance terms in good faith beyond calendar year 2002.

Schedule 3.  CGS Funded Development Projects

3.1 Work Orders

    All development work will be documented on Work Orders issued under the terms of this Agreement. No payment will be made for any development work not covered by a correctly executed Work Order. Work Orders will be issued in one of the contractual forms set forth in Article II.



[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.2 Time & Materials [T&M]

    For T&M Work Orders the following rate schedule shall apply throughout the term of this Agreement, subject to the provisions of Schedule 3, section 3.7 below. TIBCO agrees that such rates will be applicable to a five (5) day work week, not to exceed forty (40) hours per week:

    Resource Classification    Daily Rate

    Management            $[ * ]
    Team Leader/Arch      $[ * ]
    Senior Technical      $[ * ]
    Technical             $[ * ]
    Junior Technical      $[ * ]
    Project Control       $[ * ]
    Admin. Support        $[ * ]


    TIBCO agrees to provide CGS with a discount on monthly invoices for T&M charges in accordance with the table below:


Monthly
Invoice         Incremental                   CGS
Amount           Discount                     Pays
$[ * ]             0%          $[ * ] No discount up to this amount.
$[ * ]             10%         $[ * ] 10% discount on incremental amount over
                                      $[ * ] and up to $[ * ].
$[ * ]             20%         $[ * ] 20% discount on incremental amount over
                                      $[ * ].


    These rates are inclusive of all payroll, social and medical charges; office overheads and secretarial costs; computing equipment required to carry-out and test the work; communications charges including telephone, telex, facsimile, Email, postage, marketing, internal research and development and management overheads; financing costs; taxes not declared on invoices; documentation printing costs; general working consumables including computer disks, tapes, print costs, machine costs and the like; and profit.

    Charging using these rates shall be up to a maximum of forty (40) hours per working week unless specifically agreed to in advance.

    In addition to the rates quoted above, TIBCO shall invoice for approved travel and living expenses required to perform the work. All international travel must be approved by CGS. Travel and living expenses shall be invoiced at cost.




[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

    Estimates of these items shall be included in the "Total Estimated Charge" assigned to the Work Order.

    All other charges that many be agreed for the purposes of the work shall be invoiced at cost.

3.3 Charges Plus a Fixed Profit Work Orders [CPFP]

    For CPFP Work Orders TIBCO will be paid a fixed profit for performing the work. This profit shall be calculated by multiplying the man-hour cost estimate using the rate table in 3.2 above by [*] percent ([*]%). This profit shall be invoiced as follows:

    On award of the Work Order                          20%;
    through agreed, deliverable based stage payments    60%;
    on issue of the Acceptance Certificate              20%.

3.4  Adjusted Charges Work Orders [AC]

    For AC Work Orders TIBCO will be paid a fixed profit for performing the work. This profit shall be calculated by multiplying the man-hour cost estimate using the rate table in 3.2 above by [ * ] percent ([ * ]%). This profit shall be invoiced as follows:

    On award of the Work Order                          20%;
    through agreed, deliverable based stage payments    60%;
    on issue of the Acceptance Certificate              20%.

3.5 Total Estimated Charge

    Each reimbursable Work Order shall establish the estimated charges required for performance (the "Total Estimated Charge").

    No liability shall be incurred by CGS for any charges, including those set forth in Article VII(D), in excess of the Total Estimated Charge unless and until the applicable Work Order is so amended in a written amendment signed by both parties. If and when TIBCO reasonably expects that the Total Estimated Charge of a Work Order will be equaled or exceeded, TIBCO shall notify CGS and provide its best estimate of revised charges for performance and the reasons justifying such revised charges.

    TIBCO is not required to continue performance beyond the Total Estimated Charge set forth in each Work Order, as may be modified by amendment, unless and until CGS shall have notified TIBCO in writing that such Total Estimated Charge has been increased and shall have specified in such notice a revised Total Estimated Charge. When and to the extent that the Total Estimated Charge set forth has been increased, any charges incurred by TIBCO in excess of the Total Estimated Charge prior to the increase shall be allowable, due and payable to the same extent as if such charges were incurred after such increase in the Total Estimated



[ * ] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY
      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

    Charge. In the event that CGS does not notify TIBCO within fifteen (15) working days from the date the costs of performance equaled or exceeded the Total Estimated Charge, the Work Order shall be deemed terminated pursuant to Article VII(D) except however the termination charges provided for in
    Article VII(D) shall, in that event, not apply to the extent that the Total Estimated Charge would thereby be exceeded.

    For CPFP and AC based Work Orders, in the event that TIBCO advises CGS that the proposed increase to the Total Estimated Charge exceeds 20% of the original Total Estimated Charge, then CGS shall have the right to terminate the Work Order without payment of the termination costs as set forth in
    Article VII(D).

3.6  Fixed Price  Work Orders [FP]

    For FP Work Orders TIBCO agrees to provide a total fixed price for performing the work. This price shall be established in the Work Order. The price shall be invoiced as follows:

    On award of the Work Order                          20%;
    through agreed, deliverable based stage payments    60%;
    on issue of the Acceptance Certificate              20%.

    In addition to the fixed price, TIBCO shall invoice and be paid for approved travel and living expenses required to perform the work. All international travel must be approved by CGS. Travel and living expenses shall be invoiced at cost. No other charges will be allowed on Fixed Price Work Orders.

3.7 Rate Escalation

    All the man-hour rates listed above shall be subject to escalation from the 1st January for each year of this Agreement in accordance with the ECI, and any government-caused increases which are not generally reflected in such index, which may include mandated health insurance. "ECI" means the US Labor Department Bureau of Statistics Employment Cost Index for white collar occupations.

    All other rates shall remain fixed for the term of the Agreement.

3.8 Equipment Purchase Through Work Orders

    In general, Work Orders are not to be used for the purchase of equipment. Where the requirements of the Work Order necessitate the purchase of extraordinary equipment, such equipment must be itemized on the Work Order.

    CGS shall own all equipment purchased through Work Orders and such equipment shall be delivered to CGS, at CGS's cost, in good condition, before the issuance of the Acceptance Certificate.

3.9  Expense Policy.


   CGS
  Project
 Location              Luxembourg               Luxembourg                London                   London
-----------------------------------------------------------------------------------------------------------------------
Employee            Short Term (0-            Long Term                Short Term              Long Term
Home                6Mths)                    (greater than 6Mths)     (0-6Mths)               (greater than 6Mths)
-----------------------------------------------------------------------------------------------------------------------
                    Hotel,                    $200 flat rate per 365   Hotel,                   $200 flat rate per 365
                                              days a year                                       days a year
US                  IRS set Per Diem          TIBCO manages the        IRS set Per Diem         TIBCO manages the
                                              expense policy and                                expense policy and
                    Flights home              compensation package     Flights home             Compensation package
                    Compliance with                                    Compliance with TIBCO
                    TIBCO travel policy                                travel policy
-----------------------------------------------------------------------------------------------------------------------
London              Hotel,
                    IRS set Per Diem

                    Flights home                  $0
                    Compliance with TIBCO

                    travel policy

-----------------------------------------------------------------------------------------------------------------------
Continental         Hotel,                                             Hotel,
Europe              IRS set Per Diem                                   IRS set Per Diem

                    Flights home                  $0                   Flights home                 $0
                    Compliance with TIBCO                              Compliance with
                                                                       TIBCO
                    travel policy                                      travel policy
-----------------------------------------------------------------------------------------------------------------------



   CGS
  Project
 Location             US               US
------------------------------------------------------

Employee          Short Term      Long Term
Home              (0-6Mths)*    (greater than 6Mths)

------------------------------------------------------


US




------------------------------------------------------
London            Hotel,         $38 per diem
                  IRS set Per    Auto Rental
                  Diem
                  Flights home   $40 day house
                  Compliance
                  with TIBCO
                  travel policy

------------------------------------------------------
Continental       Hotel,         $38 per diem
Europe            IRS set Per    Auto Rental
                  Diem
                  Flights home   $40 day house
                  Compliance
                  with TIBCO
                  travel policy

------------------------------------------------------

*Short term is valid until a long term house is found

Schedule 4.  Payment

   CGS shall pay the undisputed portions of all invoices, drawn up in accordance with clause 8 of Exhibit D, within thirty (30) days by wire transfer in US dollars. A service charge of the London Interbank Offered Rate plus one and one-half percent (1.5%) will be applied to all undisputed invoices which are not paid on time.

                       Exhibit F:  Work Order Procedures

   CGS shall request the performance of TIBCO services as more fully described in Exhibit D, Section 6.3, and licensing of Licensed Software by execution and delivery of a Work Order which shall contain, at a minimum, the following terms:

   (a) Statement of the scope of services to be performed, implementation and schedule.

   (b)  The specific product or products which will be acquired by CGS;

   (c)  Third Party Materials, if any;

   (d) The price for fixed price items or tasks ("Fixed Price") and/or currently estimated charges for performance of tasks on other than a Fixed Price basis. Currently estimated charges on a particular Work Order shall be referred to hereinafter as the "Total Estimated Charge";

   (e) Designation of whether services are to be performed on a Fixed Price or other basis as the parties may establish, and the schedule on which payment shall be made for such services;

   Each Work Order shall establish an Acceptance Test Plan which will demonstrate that the Licensed Software conforms, in all material respects to the TIBCO specifications therefor.

   Each Work Order shall set forth CGS Tasks which shall define and describe the environmental site requirements and specify the time by which the site will be ready for installation of equipment. CGS will be responsible for meeting the environmental site requirements in a timely manner and at CGS's cost.

                      Exhibit G:  Protected Jurisdictions


   Pursuant to the provisions of Article XIII "Proprietary Rights Indemnity" the following countries constitute Protected Jurisdictions subject to such article:

                            United States of America
                                     Canada
                 Member Countries of the European Economic Area
                                  Switzerland
                              United Arab Emirates
                                     Brazil
                                     Japan

                                   EXHIBIT H
                  TIBCO Shrink Wrap End User License Agreement

READ THE TERMS AND CONDITIONS OF THIS LICENSE AGREEMENT CAREFULLY BEFORE YOU OPEN THE PACKAGE CONTAINING THE MEDIA, THE COMPUTER SOFTWARE THEREON AND THE ACCOMPANYING DOCUMENTATION (THE "PROGRAM"), OR IF YOU ARE DOWNLOADING THE SOFTWARE ELECTRONICALLY, BEFORE YOU INDICATE YOUR ACCEPTANCE TO THE TERMS OF THIS AGREEMENT. THE PROGRAM IS COPYRIGHTED AND LICENSED (NOT SOLD). BY BREAKING THE SEAL ON THE PACKAGE CONTAINING THE PROGRAM, YOU AGREE TO THE PROVISIONS SET FORTH IN THIS LICENSE AGREEMENT. IF YOU ARE NOT WILLING TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS LICENSE AGREEMENT, YOU SHOULD IMMEDIATELY RETURN THE UNOPENED PACKAGE AND YOU WILL RECEIVE A REFUND OF YOUR MONEY.

License Agreement. TIBCO Software Inc. ("TIBCO") hereby grants to you and you accept a non-transferable and non-exclusive license to use the media and the proprietary computer software product contained thereon in machine-readable, object code form only ("Software") under the following terms and conditions.

The term of this license commences upon your opening this package and shall continue until terminated. The license fees paid by you are paid in consideration of the licenses granted under his License Agreement and correspond to the number of permitted users. If you desire to increase the number of permitted users, you may do so by notifying TIBCO and paying any additional fee therefor. TIBCO will then provide you with a password(s) or registration number which will enable the requested number of additional users to use the Software in accordance with the terms and conditions of this License Agreement.

Notwithstanding the foregoing, if the Program is being provided for demonstration or evaluation purposes only, then your license to use the Software shall automatically terminate at the time designated by TIBCO.

In addition to automatic termination, TIBCO may terminate this License Agreement upon breach by you of any term hereof. In the event of termination for any reason, you will immediately cease using the Program and all copies and portions thereof shall be returned or destroyed. Your obligation to pay accrued charges and fees shall survive any termination of this Agreement.

You agree that you will not assign, sublicense, transfer, pledge, lease, rent or share your rights under this License Agreement. Also, you will not reverse assemble, reverse compile or otherwise translate the Software. You may make one copy of the Software for the purpose of backup in the event the Program media is damaged or destroyed. Any copies of the Software shall include TIBCO's copyright or other proprietary notices. Except as authorized by this paragraph, no copies of the Program or any portions thereof may be made by you or any person under your authority or control.

The acceptance of a purchase order from you for the Program is conditional on your agreeing to the provisions of this License Agreement and TIBCO will furnish the Program only on the terms and conditions set forth herein, not those in your Purchase Order. In the event of any conflict, the terms of this License Agreement shall apply.

Limited Warranty.  TIBCO warrants for your sole benefit for a period of thirty
(30) days from the date of commencement of this License Agreement (the "Warranty Period") that the Software will substantially achieve the functionality described in the Documentation, provided it is used on the computer hardware and with the operating system for which it was designed, and that the media containing the Software, if provided by TIBCO, is free from defects in material and workmanship. If, during the Warranty, Period, a defect in the Software or the media appears, you may return the media containing the Software to TIBCO for either replacement or, if so elected by TIBCO, refund of amounts paid by you under this License Agreement. The foregoing constitutes your sole and exclusive remedy for breach by TIBCO of any warranties made under this Agreement.

EXCEPT AS SPECIFICALLY PROVIDED ABOVE, TIBCO MAKES NO WARRANTY OR
REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM, INCLUDING ITS QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO TIBCO DEALER, DISTRIBUTOR, AGENT OR EMPLOYEE IS AUTHORIZED TO MAKE ANY MODIFICATIONS, EXTENSIONS OR ADDITIONS TO THIS WARRANTY.

Limitation of Liability. In no event will TIBCO be liable for indirect, incidental, consequential, special or exemplary damages or lost profits arising out of the use or the inability to use the Program even if advised of the possibility of such damages. In no case shall TIBCO's liability exceed the amount of the license fee paid by you.

General. You may not export or otherwise transfer this Software outside the United States unless you do so in full compliance with the U.S. Export Administration Act and any other laws or regulations governing the export of materials of this nature.

This License Agreement shall be construed and governed in accordance with the laws of the State of California.

U.S. Government Restricted Rights. The enclosed Program is provided with restricted and limited rights. Use, duplication or disclosure by the Government is subject to restrictions as set forth in FAR (S) 52.227-14 (June 1987) Alternate III(g)(3) (June 1987), FAR (S) 52.227-19 (June 1987), or DFARS (S) 252.227-7013(c)(1)(ii) (June 1988) as applicable. Contractor/Manufacturer is Teknekron Software Systems, Inc., 530 Lytton Avenue, Palo Alto, California 94301.

Costs of Litigation. If any action is brought by either party to this License Agreement against the other party regarding the subject matter hereof, the prevailing party shall be entitled to recover, in addition to any other relief granted, reasonable attorney fees and expenses of litigation.



(C)  1998 TIBCO Software, Inc.
  All rights reserved.

                                   EXHIBIT I
                               Year 2000 Warranty

As used in this Exhibit, capitalized terms shall have the same meaning as set forth in the Agreement unless otherwise specified. Terms and provisions of this Exhibit shall control over any conflicting terms in the Agreement, including without limitation, provisions relating to warranties and limitations of liability.


1.  Year 2000 Warranty

TIBCO warrants to CGS that, subject to the provisions set out below, the Licensed Software will be Year 2000 Compliant on and from the date on which it is confirmed on TIBCO's Web Site to be Year 2000 Compliant.

2.  Other materials

Where any Other Materials are used in connection with any Licensed Software, TIBCO will not be in breach of the Year 2000 Warranty if the failure of the Licensed Software to be Year 2000 Compliant is caused by any Other Materials not being Year 2000 Compliant.

3.  Cooperation

CGS shall provide TIBCO with such assistance as TIBCO reasonably requires and complying with such directions as TIBCO may give including but not limited to, providing access to any location to which the Services are supplied upon TIBCO giving CGS notice and co-operating in any installation of new releases of software.

4.  Duration of Warranty
The Year 2000 Warranty will remain in effect throughout the term of the Agreement.

5.  Liability

5.1 Neither TIBCO nor any Affiliates, employees, officers or directors, nor any third party supplier to TIBCO will be liable to CGS or to any third party for any loss or damage in connection with any breach of the Year 2000 Warranty, except as provided in this paragraph 5.

5.2 If TIBCO is in breach of the Year 2000 Warranty in relation to any Licensed Software, CGS's sole remedy, and TIBCO's sole obligation, is to require TIBCO to either repair, replace or provide a workaround for the relevant Licensed Software if and to the extent that it is proven not to be Year 2000 Compliant, provided that the Licensed Software is at such time subject to a maintenance agreement with TIBCO.

5.3 Except as expressly set forth in this Schedule, all express or implied conditions, warranties or undertakings, whether oral or in writing, in law or equity, including without limitation warranties as to satisfactory quality, merchantability and fitness for a particular purpose, are excluded.

5.4 NEITHER TIBCO NOR ANY AFFILIATE, EMPLOYEE, OFFICER OR DIRECTOR, NOR ANY THIRD PARTY SUPPLIER TO TIBCO WILL BE LIABLE TO CGS OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR ANY SIMILAR TYPE OF LOSS OR DAMAGE ARISING OUT OF OR IN ANY WAY RELATED TO A BREACH OF THE YEAR 2000 WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS OR LOST DATA.

5.5 The Year 2000 Warranty does not apply to any data or other information provided to TIBCO by any information provider. Accordingly, neither TIBCO nor its Affiliates, employees, officers or directors will be liable for any loss or damage arising from the fact that any such data or other information is not Year 2000 Compliant. It is TIBCO's practice to use reasonable efforts to obtain Year 2000 warranties from its third party suppliers.

5.6 This paragraph 5 is enforceable by and to the benefit of TIBCO and third party suppliers to TIBCO.

6.     Definitions
For purposes of this Year 2000 Warranty, the following terms have the following meanings:

6.1 Licensed Software means a TIBCO software product as described on TIBCO's Web Site which is confirmed on the Web Site to be Year 2000 Compliant, but does not include any Other Materials;

6.2  Year 2000 Compliant means:

     (a) in relation to any Licensed Software, there will not be a reduction in any material respect in its functionality, as a result of its inability to process date information accurately before, on or after January 1, 2000 (including leap years), which is solely attributable to that piece of Licensed Software; and

     (b) in relation to any Other Materials, there will not be a reduction in any material respect in their functionality, as a result of their inability to process date information accurately before, on or after January 1, 2000 (including leap years).

       "Year 2000 Compliance" shall be construed accordingly;

6.3  Year 2000 Warranty means the warranty set out in paragraph 1 above;

6.4 Other Materials means any hardware, firmware, software, (including databases and operating systems), and other materials which are used in connection with the Licensed Software and any data or information provided to us by any third party which is used in connection with the Licensed Software;

6.5 Affiliates means TIBCO's direct and indirect parents and subsidiaries (being a company in which another company owns, directly or indirectly, 50% or more of the issued share capital and over which it exercises effective control);

6.6 Web Site means the portion of the Internet-accessible site at www.tibco.com that is specifically designated by TIBCO to describe TIBCO's Year 2000 Program.

                                   EXHIBIT J
                      Individual Confidentiality Agreement

I have read and understand the confidentiality provisions of Section XVIII of the Software License and Development Agreement between TIBCO and CGS, specifically:

   All information concerning TIBCO and CGS or any affiliate or subsidiary thereof or of the Software, designated as "Confidential" and/or "Proprietary" at the time of disclosure ("Confidential Information") and any financial models developed or used by CGS which TIBCO may acquire in connection with the performance of services under this Agreement, shall at all times and for all purposes be regarded as confidential and held in trust solely for the benefit and use of TIBCO or CGS, as appropriate for purposes of this Agreement; and neither TIBCO nor CGS shall disclose, directly or indirectly, any such information to any other person, firm or corporation, except the authorized agents of each party without the prior written consent of the other party. All employees, agents and contractors of each party shall enter into confidentiality agreements with such party that protect the Confidential Information of the other party from being disclosed. CGS may require TIBCO to directly furnish its agents or contractors with Confidential Information. If Confidential Information is communicated orally, such communication shall be confirmed as Confidential Information in writing within thirty (30) days of such disclosure. TIBCO and CGS shall cause their officers, employees, agents and/or representatives to take such action which may be necessary and/or advisable to preserve and protect the confidentiality of information obtained by TIBCO or CGS in connection with this Agreement. No actions taken in reference to acceptance or payment will relieve either party of its obligations regarding confidentiality. Notwithstanding the above, nothing herein shall be construed as Confidential Information which, at the time of its disclosure (a) was known to the party to whom disclosed, or after such disclosure becomes generally known or published without any violations of any provisions hereof, (b) is lawfully disclosed by a third party, (c) is independently developed by a party, or (d) is released pursuant to the order of a court of competent jurisdiction or governmental agency. In the event that TIBCO conducts any business with an entity that conducts as its principal business the clearing and settlement of securities, TIBCO shall notify CGS prior to disclosing to such entity any information derived from its conduct of this Agreement concerning CGS or its business or software systems and CGS shall determine in its sole discretion whether such information is "Confidential Information". In the latter case, the information shall be Confidential Information which shall not be disclosed.

   I am also aware that the disclosure of any information protected under the legislation regarding banking secrecy Law of 5 April 1993 relating to the Financial Sector, as amended, might constitute a criminal offence which can be punished according to Article 458 of the Penal Code. Specifically, such information includes all information confided to me in the course of my professional activity with CGS.

Full Name:   .....................................................
(Capitals)

Signature:   .......................................................
Date:              .................................................

                                                                              55